
--------                                                               ----------------------------
 FORM               U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
  3                         Washington, D.C. 20549                     ----------------------------
--------                                                               OMB Number:        3235-0104
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES    Expires:   December 31, 2001
                                                                       Estimated average burden
           Filed pursuant to Section 16(a) of the Securities Exchange  hours per response.......0.5
            Act of 1934 Section 17(a) of the Public Utility Holding    ----------------------------
                  Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     MDP Ventures II LLC
--------------------------------------------------------------------------------
    (Last)                          (First)                         (Middle)

     1995 Broadway
--------------------------------------------------------------------------------
                                    (Street)

     New York                       NY                               10023
--------------------------------------------------------------------------------
    (City)                          (State)                          (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     August  25, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Loews Cineplex Entertainment Corp.(LCP)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

          Director                              X   10% Owner
     ---                                       ---
          Officer (give title below)                Other (specify below)
     ---                                       ---

          __________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

      x   Form Filed by One Reporting Person
     ---
          Form Filed by More Than One Reporting Person
     ---
________________________________________________________________________________

--------------------------------------------------------------------------------
             Table I -- Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                         6,092,700                   Direct
------------------------------------------------------------------------------------------------------------------------------------

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one reporting person,
  see Instruction 5(b)(v).                                                (Over)

                                                                 SEC 1473 (3-00)


          Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NY/298100.3

FORM 3 (continued)     Table II -- Derivative Securities Beneficially Owned
                  (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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

Explanation of Responses:

(1) These securities are owned of record solely by MDP Ventures II LLC.

*** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                              MDP VENTURES II LLC

                              /s/ Steven L. Hoffman                   9/14/2000
                              ----------------------------------  --------------
                              Steven L. Hoffman, Vice President
                              **Signature of Reporting Person

 NY/298100.3                                                        Page 2 of 2